Exhibit 99.1

Colony Credit Real Estate Announces Appointment

of New Chief Financial Officer and Chief Accounting Officer

LOS ANGELES, November 9, 2018 – Effective November 9, 2018, Sujan S. Patel resigned from all positions at Colony Credit Real Estate, Inc. (NYSE: CLNC) (the “Company”), including Mr. Patel’s position as Chief Financial Officer and Treasurer of the Company, to pursue other opportunities. Mr. Patel joined the Company’s manager and its predecessor company in February 2007 and has been instrumental in the formation and public launch of the Company, serving as its initial Chief Financial Officer and overseeing its investments, capital markets, and investor relations activities. “I appreciate Sujan’s value-added contributions, dedication and loyalty. He has helped to put us on a steep trajectory since our formation and I wish him continued success in his next pursuits,” said Kevin P. Traenkle, Chief Executive Officer and President of the Company.

The Board of Directors of the Company today announced that it has unanimously approved the appointment of Neale W. Redington, 52, as Chief Financial Officer and Treasurer of the Company, and Frank V. Saracino, 52, as Chief Accounting Officer of the Company. Mr. Redington was previously the Company’s Chief Accounting Officer. “We are fortunate to have had Mr. Redington and Mr. Saracino at the Company, continuing to provide a wealth of financial and accounting experience to the Company.” said Mr. Traenkle.

Mr. Redington, a 10-year veteran of Colony Capital, Inc., the Company’s manager, together with his responsibilities for the Company, also serves as Managing Director and the Chief Accounting Officer of Colony Capital. He is responsible for financial accounting and reporting for firm-sponsored investments and related affiliates and subsidiaries. Prior to joining the predecessor Colony business in 2008, Mr. Redington was an audit partner in the real estate and hospitality practice of Deloitte & Touche LLP, having worked there for 20 years.

Mr. Saracino serves as Managing Director at Colony Capital where his responsibilities include financial accounting and reporting for Colony Capital managed non-listed real estate investment trusts and registered closed-end investment reporting companies as Chief Financial Officer. Prior to joining a predecessor of the Colony business in 2015, Mr. Saracino was a managing director with Prospect Capital Corporation where he served from inception as Chief Financial Officer of its real estate investment trust subsidiaries and registered closed-end investment companies. From 2008 to 2012, Mr. Saracino was a Managing Director and America’s co-head of finance at Macquarie Group, and 2004 to 2008 he was Chief Accounting Officer of eSpeed, Inc., a publicly-traded subsidiary of Cantor Fitzgerald.

About Colony Credit Real Estate, Inc.

Colony Credit Real Estate (NYSE: CLNC) is one of the largest publicly traded commercial real estate (CRE) credit REITs, focused on originating, acquiring, financing and managing a diversified portfolio consisting primarily of CRE senior mortgage loans, mezzanine loans, preferred equity, debt securities and net leased properties predominantly in the United States. Colony Credit Real Estate is externally managed by a subsidiary of leading global real estate and investment management firm, Colony Capital, Inc. Colony Credit Real Estate is organized as a Maryland corporation that intends to elect to be taxed as a REIT for U.S. federal income tax purposes for its taxable year ending December 31, 2018. For additional information regarding the Company and its management and business, please refer to www.clncredit.com.

Forward Looking Statement

This press release may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond our control, and may cause actual results to differ significantly from those expressed in any forward-looking statement. Among others, the following uncertainties and other factors could cause actual results to differ from those set forth in the forward-looking statements: operating costs and business disruption may be greater than expected; the Company’s operating results may differ materially from the pro forma information presented in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017; the fair value of the Company’s investments may be subject to uncertainties; the Company’s use of leverage could hinder its ability to make distributions and may significantly impact its liquidity position; given the Company’s dependence on its external manager, an affiliate of Colony Capital, any adverse changes in the financial health or otherwise of its manager or Colony Capital could hinder the Company’s operating performance and return on stockholder’s investment; the ability to realize substantial efficiencies as well as anticipated strategic and financial benefits; and the impact of legislative, regulatory and competitive changes. The foregoing list of factors is not exhaustive. Additional information about these and other factors can be found in Part I, Item 1A of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, as well as in CLNC’s other filings with the Securities and Exchange Commission.

We caution investors not to unduly rely on any forward-looking statements. The forward-looking statements speak only as of the date of this press release. Colony Credit Real Estate is under no duty to update any of these forward-looking statements after the date of this press release, nor to conform prior statements to actual results or revised expectations, and Colony Credit Real Estate does not intend to do so.

Investor Relations

Colony Credit Real Estate, Inc.

Addo Investor Relations

Lasse Glassen

310-829-5400